SCHEDULE 14-A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934 as amended

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
                  (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material pursuant to Sect. 240.14a-11(c) or Sect. 240.14a-12


                            DOLLAR TREE STORES, INC.
                (Name of Registrant as specified in its Charter)


                                     ------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid

[ ]      Fee paid previously with preliminary materials

[ ] Check if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form of schedule and the date of its filing.
         (1) Amount previously paid:

         (2) Form schedule or registration statement no.:

         (3) Filing party:

         (4) Date filed:

                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                             NORFOLK, VIRGINIA 23513

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                             WEDNESDAY, JUNE 4, 1997

To The Shareholders:

     The annual meeting of the shareholders of Dollar Tree Stores, Inc. will be held at the Norfolk Waterside Marriott, Norfolk, Virginia, on Wednesday, June 4, 1997 at 10:00 a.m. local time for the following purposes:

         1.   to elect directors;

         2. to approve an amendment to the Company's Stock Incentive Plan; and

         3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     Only the shareholders of record at the close of business on April 1, 1997 are entitled to notice of, and to vote at, the meeting.


                                    BY ORDER OF THE BOARD OF DIRECTORS




                                    H. Ray Compton
                                    Executive Vice President
                                    and Secretary

Norfolk, Virginia
April 25, 1997


                                    IMPORTANT
     Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed Proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. Please promptly sign, date, and return the Proxy in the enclosed envelope. Sending in your Proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your Proxy is revocable at your option.

                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                              NORFOLK COMMERCE PARK
                             NORFOLK, VIRGINIA 23513

                                 PROXY STATEMENT

     The 1997 Annual Meeting of Shareholders of Dollar Tree Stores, Inc. (together with its subsidiaries, "Dollar Tree" or the "Company") will be held on Wednesday, June 4, 1997, at the Norfolk Waterside Marriott in Norfolk, Virginia, at 10:00 a.m., local time. The solicitation of the enclosed proxy is made by the Board of Directors of the Company (the "Board") and the cost of the solicitation will be borne by the Company. The Company commenced mailing this Proxy Statement and the enclosed form of proxy to holders of record of the Common Stock of the Company ("Common Stock") on or about April 25, 1997.

                                VOTING PROCEDURES

     Shareholders of record of Common Stock at the close of business on April 1, 1997 will be entitled to one vote at the meeting for each share of Common Stock held. On April 1, 1997, there were 25,959,379 shares of Common Stock outstanding.

     Valid proxies will be voted in accordance with the instructions thereon. If no direction is given, properly executed proxies in the enclosed form will be voted in accordance with the Board's recommendation, which are FOR the election of three nominees for director in Class II and FOR the amendment to the Stock Incentive Plan. Valid proxies will also confer discretionary authority to vote as to such other business as may properly come before the meeting or any adjournment thereof. At this time, the Board does not know of any other business to be brought before the meeting. If more than one proxy card has been submitted for a particular shareholder, the shareholder's shares will be voted in accordance with the proxy card bearing the latest date.

     The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock constitutes a quorum for the transaction of business at the Annual Meeting of Shareholders. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") which are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. Conversely, Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. Votes that are withheld and Broker Shares that are not voted will not be included in determining the number of votes cast. The votes required to elect and confirm directors and to take other proposed actions are set forth under the applicable sections below.

     The giving of a proxy does not affect the right to vote in person should the shareholder be able to attend the Annual Meeting. The proxy may be revoked at any time before it is exercised, in which event written notice of revocation should be filed with the Secretary of the Company.

                            I. ELECTION OF DIRECTORS

Directors and Nominees

     The persons named below have been nominated for election to the Board of Directors of the Company at the Annual Meeting of Shareholders. All nominees are members of the present Board of Directors.

     The Company has three classes of directors, whose members serve staggered three year terms. The terms of the Class II, Class III and Class I Directors will expire upon the election and qualification of successor directors at the Annual Meetings of Shareholders to be held in 1997, 1998 and 1999, respectively. Officers are appointed by, and serve at the pleasure of, the Board of Directors. Certain directors (Messrs. Perry, Compton, Megrue and Saunders) serve on the Board pursuant to a Stockholders Agreement dated September 30, 1993, the voting provisions of which are no longer operative.

     At the Annual Meeting of Shareholders on June 4, 1997, three nominees for director in Class II are to be elected to serve until the Annual Meeting of Shareholders in 2000, or until their successors are elected and qualified. The three current Board members who are Class II Directors, Messrs. Perry, Saunders and Doczi, have terms expiring at the 1997 Annual Meeting of Shareholders.

     The Board is informed that all of the nominees are willing to serve as directors. It is not anticipated that any nominee for election as a director will become unable to accept nomination, but if such an event should occur, the person or persons acting under the proxies will vote for any substitute nominee who may be designated by the appropriate committee of the Board or by the Board itself.

Vote Required

     Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present, in person or by proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.


        INFORMATION CONCERNING DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES

     The following information, including the principal occupation during the past five years, is given with respect to the nominees for election as Class II directors at the 1997 Annual Meeting of Shareholders, as well as continuing directors.



Directors                                                                                        Class of
and Executive Officers                Age   Office                                               Director

J. Douglas Perry                      49    Chairman of the Board; Director                      II

Macon F. Brock, Jr.                   55    President and Chief Executive                        I
                                            Officer; Director

H. Ray Compton                        54    Executive Vice President and                         III
                                            Chief Financial Officer; Director

John F. Megrue                        38    Vice Chairman of the Board;                          III
                                            Director

Allan W. Karp                         42    Director                                             I

Thomas A. Saunders, III               60    Director                                             II

Alan L. Wurtzel                       63    Director                                             III

Frank Doczi                           59    Director                                             II



Nominees for Election in Class II

     J. Douglas Perry has been a Director and Chairman of the Board of the Company since 1986 when he founded the Company with Mr. Brock and Mr. Compton. Mr. Perry is primarily responsible for directing the real estate, leasing and construction functions of the Company. Until 1991, he was an executive officer of K&K Toys, which he, along with Mr. Brock, Mr. Compton and Mr. Perry's father, built from its original single store to 136 stores. Mr. Perry has 28 years of retail experience. Mr. Perry attended Old Dominion University.

     Thomas A. Saunders, III, has been a Director of the Company since September 1993. He also serves on the Board of Directors of Hibbett Sporting Goods, Inc. Mr. Saunders has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and the SK Equity Fund ("the Fund"), since 1990. Before founding Saunders Karp & Megrue, Mr. Saunders served as a Managing Director of Morgan Stanley & Co. from 1974 to 1989 and the Chairman of The Morgan Stanley Leveraged Equity Fund II, L.P., from 1987 to 1989. Mr. Saunders is a member of the Board of Visitors of the Virginia Military
Institute and is the Chairman of the Board of Trustees of the University of Virginia's Darden Graduate School of Business Administration. Mr. Saunders is also a Trustee of the Cold Spring Harbor Laboratory. Mr. Saunders received a B.S. in electrical engineering from the Virginia Military Institute in 1958 and an M.B.A. from the University of Virginia's Darden Graduate School of Business in 1967.

     Frank Doczi has been a Director of the Company since May 1995 and his election was confirmed at the 1996 Annual Meeting of Shareholders. Mr. Doczi currently serves as Special Advisor to the Chairman of Hechinger Company. Prior to that appointment, he served as the President and Chief Executive Officer of Home Quarters Warehouse, Inc. ("HQ"), a subsidiary of Hechinger Company, from 1988 until 1995. Mr. Doczi had been with HQ since its inception in 1984. He also served as a member of the Management Committee for the Hechinger Company. Prior to Mr. Doczi's association with HQ, he spent seven years with Moore's, a chain of home centers operated by Evans Products Company, where he was the Senior Vice President, General Merchandise Manager. Mr. Doczi attended Rutgers University.

Continuing Directors

     Macon F. Brock, Jr. has been Chief Executive Officer of the Company since 1993 and a Director and President of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Compton. He also serves on the Board of Directors for Signet Banking Corporation. Mr. Brock directs the overall operations of the Company which primarily include purchasing, merchandising, logistics and distribution and store operations. Until 1991, he was employed in a similar role with K&K Toys, Inc. ("K&K Toys"). Mr. Brock has 28 years of retail experience. Mr. Brock graduated from Randolph Macon College, served in the U.S. Marine Corps as a Captain and was a special agent for U.S. Naval Intelligence.

     H. Ray Compton has been a Director, Executive Vice President and Chief Financial Officer of the Company since 1986 when he founded the Company with Mr. Perry and Mr. Brock. He is responsible for finance, maintenance of credit facilities, cash management, information systems and human resources. He also serves on the Board of Directors of Hibbett Sporting Goods, Inc. From 1979 until 1991 Mr. Compton was employed in a similar role with K&K Toys. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions. Mr. Compton graduated from Phillips Business College.

     John F. Megrue has been a Director and Vice Chairman of the Board of the Company since September 1993. He currently also serves as Chairman of the Board and a director of Hibbett Sporting Goods, Inc. Mr. Megrue has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and the Fund, since 1992. From 1989 to 1992 Mr. Megrue served as a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue received a B.S. in mechanical engineering from Cornell University and an M.B.A. from the Wharton School.

     Allan W. Karp has been a Director of the Company since September 1993. Mr. Karp has been a partner of SKM Partners, L.P., which serves as the general partner of Saunders Karp & Megrue and the Fund, since 1990. Before founding Saunders Karp & Megrue, Mr. Karp was a Principal in the Merchant Banking Department at Morgan Stanley & Co., where he began in the firm's Mergers and Acquisitions Department in 1983. Mr. Karp graduated from M.I.T.'s Sloan School of Management with a Masters of Science degree in Management.

     Alan L. Wurtzel has been a Director of the Company since April 1995 and his election was confirmed at the 1996 Annual Meeting of Shareholders. Mr. Wurtzel serves as the Vice Chairman of the Board of Circuit City Stores, Inc. ("Circuit City"), a large consumer electronics retailing chain. From 1986 to 1994, he served as Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer (1973 to 1986). From December 1986 to April 1988, he served as President of Operation Independence, a non-profit organization. Mr. Wurtzel was a director of Office Depot, Inc. from 1989 to 1996. Mr. Wurtzel has 30 years of retail experience. He is a graduate of Oberlin College and Yale Law School.

     Mr. Brock is married to Mr. Perry's sister. There are no additional family relationships among the directors and executive officers.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's directors, officers and persons who own more than 10% of the Common Stock (collectively, "Insiders") to file reports of ownership and changes in ownership of Common Stock (Forms 3, 4 and 5) with the Securities and Exchange Commission and NASDAQ, and to furnish the Company with copies of these forms. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during 1996, all section 16(a) filing requirements applicable to its Insiders were complied with except that Forms 4 filed by Messrs. Wurtzel and Doczi in August, 1996, were amended in April, 1997, to correct the number of option shares reported.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings of the Board of Directors

     The Board of Directors is scheduled to hold four regular meetings in 1997 and will hold special meetings when the business of the Company requires. During 1996, the Board held four regular meetings, one special meeting (in relation to the acquisition of Dollar Bills, Inc.) and took action on five separate occasions by unanimous written consent in lieu of a special meeting. Each member of the Board attended at least 75% of all Board meetings and meetings of Committees of which each was a member.

Committees of the Board of Directors

     The Board of Directors currently appoints an Audit Committee and a Compensation Committee. The respective memberships on and functions of such committees is set forth below. The Board has no standing Executive or Nominating Committees.

     The Audit Committee of the Board is composed of directors Megrue (Chairman), Wurtzel and Doczi. The functions of the Audit Committee include reviewing the accounting principles and procedures employed by the Company, reviewing annual and interim reports of the Company and the independent public accountants of the Company, reviewing significant financial information, reviewing the Company's system of internal controls, reviewing all related party transactions and recommending the selection of the independent public accountants. The Audit Committee met once in 1996.

     The Compensation Committee is composed of directors Megrue (Chairman), Wurtzel and Doczi. The Committee meets as necessary to oversee the Company's compensation and benefit practices, recommend to the full Board the compensation arrangements for the Company's senior officers, administer the Company's executive compensation plans and Employee Stock Purchase Plan, and administer and consider awards under the Company's Stock Incentive Plan. The

Compensation Committee met once in 1996.

                    OWNERSHIP OF COMMON STOCK OF THE COMPANY

     The following table sets forth the number of shares of Common Stock beneficially owned on April 1, 1997 (i) by all directors and nominees for director, (ii) by each of the executive officers named in the Summary Compensation Table on page 6, (iii) by all directors and executive officers as a group, and (iv) by persons known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock.

                                                                  Beneficial Ownership(1)
Directors and executive officers (2)                          Shares                          Percent
------------------------------------                          ------                          -------
J. Douglas Perry...............................               2,818,066(3)                     10.63%
Macon F. Brock, Jr.............................               2,750,728(4)                     10.37%
H. Ray Compton.................................                 717,576(5)                      2.75%
John F. Megrue.................................               8,589,815(6)                     31.58%
Allan W. Karp..................................               8,589,815(7)                     31.58%
Thomas A. Saunders, III........................               8,589,815(8)                     31.58%
Alan L. Wurtzel................................                  23,000(9)                       *
Frank Doczi....................................                  17,250(10)                      *
All current Directors and Named
     Officers (8 persons)......................              14,944,571                        52.48%

Other 5% Shareholders (2)
The SK Equity Fund, L.P........................               8,575,747(11)                    31.54%

------------
* less than 1%
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. The Company has issued warrants to acquire 2,482,178 shares of Common Stock (the "Warrant Shares") all of which are currently exercisable.
 (2) The address of each director, nominee, and Named Officer of the Company is c/o Dollar Tree Stores, Inc.. 2555 Ellsmere Avenue, Norfolk Commerce Park, Norfolk, Virginia 23513. The SK Equity Fund's address is Two Greenwich Plaza, Suite 100, Greenwich, Connecticut 06830.
 (3) Includes 758,002 shares and 558,489 Warrant Shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, but excludes 886,826 shares attributed to Mr. Perry's wife, Patricia W. Perry.
 (4) Includes 620,837 shares and 558,489 Warrant Shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, but excludes 1,044,365 shares owned by Mr. Brock's wife, Joan P. Brock.
 (5) Includes 286,607 shares and 124,110 Warrant Shares owned by trusts for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power.
 (6) Represents 12,044 shares and 2,024 Warrant Shares owned by Mr. Megrue's sister as Custodian for his children. Also includes 7,341,136 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Megrue is a general partner of the general partner of The SK Equity Fund, L.P.
 (7) Includes 7,341,136 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P., and 2,025 Warrant Shares owned by Mr. Karp. Mr. Karp is a general partner of the general partner of The SK Equity Fund, L.P.
 (8) Represents 12,043 shares and 2,025 Warrant Shares owned by an irrevocable trust for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee. Also includes 7,341,136 shares and 1,234,611 Warrant Shares owned by The SK Equity Fund, L.P. Mr. Saunders is a general partner of the general partner of The SK Equity Fund, L.P.
 (9) Includes 5,750 shares held in a revocable trust of which Mr. Wurtzel is a trustee and 17,250 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(10) Includes 17,250 shares issuable upon exercise of certain stock options granted pursuant to The Dollar Tree Stores, Inc. Stock Incentive Plan.
(11) Includes 1,234,611 Warrant Shares. Messrs. Megrue, Saunders and Karp, as general partners of the general partner of The SK Equity Fund, L.P. (the "Fund"), may be deemed to have beneficial ownership of shares held by the Fund, and the shares and warrant shares held by the Fund have been attributed to them in the table above. See Notes (5), (6) and (7) above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Leases

     The Company leases its corporate headquarters, Norfolk distribution center, three stores and a print shop from various lessors who are affiliated with officers or directors of the Company, including leases with the father of Mr. Perry and Mrs. Brock, a partnership consisting of both parents of Mr. Perry and Mrs. Brock, and a partnership consisting of Mr. Perry and Mr. Brock.
Information regarding these leases is outlined below:

     Headquarters and Distribution Center Lease: Located in Norfolk, Virginia, this facility is leased from DMK Associates, LP ("DMK"), a partnership whose partners are Mr. Perry and Mr. Brock. Rental payments under the lease are adjusted every other lease year to reflect changes in a consumer price index. The lease currently provides for an aggregate minimum annual rental of $656,250. Lease and lease related payments in 1996 totaled approximately $746,000. The Company plans to replace its Norfolk location with an expanded facility in Chesapeake, Virginia. Therefore, the Norfolk facility is currently listed with a local commercial real estate agent for sub-lease. The lease expires in June 2004, and the Company will be responsible for rent payments through this date if it is unable to find a suitable sublessee.

     Store and Other Leases: The Company currently leases three stores and a print shop from lessors who are affiliated with officers or directors of the Company. The Company leases a store, expanded 1996 to incorporate a previously separate annex, from Suburban Management Company, a partnership owned by the parents of Mr. Perry and Mrs. Brock. In addition, the Company rents a store from Kenneth R. Perry, the father of Mr. Perry and Mrs. Brock, and also a store from DMK. Rental payments on the three stores and, through April 1996, the annex totaled approximately $152,000 in 1996. The terms of the leases with Suburban Management began in November 1986 for the existing store and September 1992 for the original annex. The annex was incorporated into the existing store in April 1996 and the lease term for the combined location extended from its original expiration in January 1998 to March 2001. The store lease with Kenneth
R. Perry runs from October 1991 to January 1998. The store lease with DMK runs from July, 1995 to November, 1999. The Company also leases its print shop, which was expanded in 1995, from Kenneth R. Perry. The original lease for the print shop began in March 1988 and expires in June 2000. The print shop will also be moved into the new Chesapeake Headquarters and Distribution Center facility (see above) and will therefore be listed with a local commercial real estate agent for sub-lease. Lease payments under the print shop lease for 1996 were approximately $21,000.

     While the Company believes that the terms of these leases are fair to the Company, their respective terms were not negotiated on an arms-length basis and accordingly there can be no assurance that the terms of the leases are as favorable to the Company as those which could have been obtained from an independent third party.

Advisory Agreements

     On September 30, 1993, the Company entered into a financial and management advisory agreement with Saunders Karp & Megrue (the "Advisor"), a limited partnership under the control of SKM Partners, L.P., of which Messrs. Saunders, Karp and Megrue are general partners. In consideration for certain financial advisory services, the Advisor was entitled to receive an initial annual fee of $250,000, reduced to $200,000 in 1995, payable quarterly, and will be reimbursed for certain of its out-of-pocket expenses. In addition, the Company has agreed to indemnify the Advisor for certain losses arising out of the provision of advisory services. The agreement is terminable by a majority of the Board of Directors of the Company upon 30 days notice to the Advisor.

Non-Competition Agreements

     Non-competition agreements previously in effect between Messrs. Brock, Perry and Compton, individually, and K & K Kay-Bee, Inc. expired in September 1996. The Company is not restricted by any other non-competition agreements currently in effect.

9% Subordinated Notes

     The 9% Subordinated Notes issued in connection with a redemption and extinguishment of debt in December 1994, in the aggregate principal amount of $14.0 million, were paid in full in June 1996. There are currently no notes payable to shareholders.

                     II. COMPENSATION OF EXECUTIVE OFFICERS

Compensation of Executive Officers

     The following table sets forth the compensation earned by the Company's executive officers for the years ended December 31, 1994, 1995 and 1996:

                           Summary Compensation Table
Name and                               Fiscal               Annual Compensation                  All Other
Principal Position                      Year           Salary               Bonus(1)          Compensation(2)
------------------                      ----         ----------           ------------        ---------------
J. Douglas Perry                        1996          $331,105              $100,000              $33,484
Chairman of the Board                   1995          $318,677                 ---                $31,413
                                        1994          $303,900                 ---                $32,188

Macon F. Brock, Jr.                     1996          $331,105              $100,000              $31,110
President and                           1995          $318,677                 ---                $29,644
Chief Executive Officer                 1994          $303,900                 ---                $30,870

H. Ray Compton                          1996          $220,737              $ 75,000              $21,716
Executive Vice President,               1995          $212,452                 ---                $22,373
Chief Financial Officer                 1994          $202,600                 ---                $23,014

----------
(1) Bonuses were earned in the year shown, to be paid in the following year. (2) For 1996, this column includes the following amounts for Messrs. Perry, Brock and Compton, respectively: $15,184, $12,546, and $15,184 for the Company's discretionary and matching contributions allocated to the owners' 401(k) and profit sharing plan accounts; $17,000, $16,979 and $5,000 for life insurance premiums on policies of which the officer is the owner; and $1,300, $1,585 and $1,532 as the value of split-dollar insurance premiums paid on behalf of the Named Executive.

Director Compensation

     Each Director who is not an employee of the Company or an affiliate of the Fund is paid a fee of $15,000 per year and $1,000 plus expenses for each meeting of the Board of Directors or of any committee thereof the Director attends. Such Directors also receive options for shares of Common Stock under the Company's Stock Incentive Plan.

Employment Agreements

    Messrs. Perry, Brock and Compton entered into employment and non-competition agreements with the Company as part of a recapitalization in 1993. These agreements expired on September 1996. Messrs. Perry, Brock and Compton intend to continue with the Company as executive officers, but are not actively negotiating new employment and non-competition agreements.

Compensation Committee Interlocks and Insider Participation

     Members of the Compensation Committee during 1996 were Messrs. Megrue, Wurtzel and Doczi. No executive officer of the Company currently serves or has served on the Compensation Committee. Mr. Megrue is a general partner of SKM Partners, L.P. which serves as the general partner of Saunders Karp & Megrue, which has entered into an advisory agreement with the Company, as disclosed on page 5.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Policy

     Dollar Tree's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of Dollar Tree stock through the Employee Stock Purchase Plan and by granting stock options to employees at all levels within the Company.

     The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

     Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the discount retail industry. In the performance graph which immediately follows this report, the Company's performance is compared to that of these same peers. Management employees, through the level of Vice President, participate in the Company's Management Compensation Program, which includes cash and long-term incentives based on performance. However, the executive officers (consisting of the Chairman of the Board, President/CEO and Executive Vice President/CFO) receive only base salaries and certain customary benefits; they currently own or other control approximately 27% of Dollar Tree's outstanding Common Stock. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings. As a result, the executive officers do not participate in the Stock Incentive Plan or any bonus plans. Benefits extended to the executive officers vary by recipient and may include disability, split-dollar, and life insurance, and participation in the Company's 401(k) and Profit Sharing plans. In addition, the Compensation Committee may from time to time approve a discretionary bonus to be paid to the executive officers in recognition of their contributions. Such a bonus was approved for 1996 and is payable in 1997.

Compensation of Chief Executive Officer

     The Compensation Committee reviews and approves the compensation of Macon
F. Brock, Jr., Dollar Tree's Chief Executive Officer. For the year ended December 31, 1996, Mr. Brock received a base salary of $331,105, an increase of 3.9% from the prior year. Mr. Brock's salary increase was a direct result of his employment agreement with the Company, which provides for a 2% annual increase plus a cost of living adjustment. The Committee believes Mr. Brock is paid a reasonable salary but realizes that the absence of a bonus program places his total compensation well below peer group standards. Mr. Brock received a discretionary bonus from the Company for payment in 1997.

Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. Given the relatively modest salaries of the Company's Named Executives, the Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                     SUBMITTED BY THE COMPENSATION COMMITTEE

   JOHN F. MEGRUE               ALAN L. WURTZEL                 FRANK DOCZI



                        COMPARISON OF SHAREHOLDER RETURNS

         As required by the rules of the Securities and Exchange Commission, the following is a line-graph comparing cumulative total shareholder return on the Company's Common Stock against a cumulative total return of the Russell 2000 Index and the Company's Peer Group. The Peer Group consists of the following publicly-traded retail corporations: Family Dollar Stores, Dollar General Corp., Consolidated Stores Corp., Hills Stores, Pamida Holdings, MacFrugal's Bargain Close-Outs, Fred's Inc., Duckwall-ALCO Stores, Proffitt's Inc., and Tuesday Morning Corp. The following companies, included in the Peer Group in 1995, were not included this year because they are no longer publicly traded: Jamesway Corp., Ben Franklin Retail Stores, 50-Off Stores, and Solo Serve Corp. The graph below outlines returns for the period beginning March 7, 1995 when the Company's Common Stock began publicly trading, through December 31, 1996.

[Graph]

                    3/7/95   3/31/95    6/30/95    9/30/95    12/31/95   3/31/96    6/30/96    9/30/96    12/31/96
                    ------   -------    -------    -------    --------   -------    -------    -------    --------
Dollar Tree         100.00    115.49     149.30     191.55     139.44     247.95     268.39     325.44     323.33
Russell 2000        100.00    102.61     111.61     122.13     124.33     130.15     136.38     136.30     142.68
Peer Group          100.00     99.26     114.13     114.34      91.38     119.75     142.54     153.11     160.73


                     III. AMENDMENT TO STOCK INCENTIVE PLAN

     The Dollar Tree Stores, Inc. Stock Incentive Plan (the "Plan") was adopted on January 1, 1995. Under the Plan, options for the purchase of up to 900,000 shares of Common Stock were authorized, and options have now been granted for almost all of these shares. On March 18, 1997, the Board of Directors adopted an amendment to the Plan (the "Plan Amendment") which, upon approval by the shareholders, increases the number of shares of Common stock issuable as options from 900,000 to 2,400,000, a net increase of 1,500,000 shares. In addition, the Plan Amendment takes advantage of recent changes to Rule 16b-3 of the Securities Exchange Act of 1934.

Description of the Plan

     The following summary of the amended Plan is qualified in its entirety by reference to the Plan Amendment, which is attached as an exhibit to this Proxy Statement, and to the full text of the Plan, which is set forth as Exhibit 10.15 to the Company's 1996 Annual Report on Form 10-K on file with the U.S. Securities and

Exchange Commission.

     All directors, employees, consultants and independent contractors of the Company or any subsidiary are eligible to receive options under the Plan. As of April 1, 1997, this group constituted approximately 8,500 persons. Options for up to 45,000 shares may be granted to any one optionee in any year, and there is no limit on the number of optionees who may receive grants in any year.

     The Plan is administered by a committee of the Board of Directors intended to satisfy applicable requirements under Rule 16b-3 and Section 162(m) of the Internal Revenue Code (the "Committee"). The Committee has the discretion to grant either non-statutory options or ISOs pursuant to Section 422 of the Internal Revenue Code ("ISO"). Optionees are not required to pay cash in return for the grant of an option (except as may required by law). However, consideration equal to the exercise price must be paid to exercise an option. The exercise price of the options granted under the Plan may not be less than 100% of the fair market value of the shares on the date of grant. The market price of the Company's Common stock on April 1, 1997 was $40.25 per share. At the discretion of the Committee, options may be exercised by payment of the exercise price either in cash or by the tendering of stock of the Company having a fair market value equal to the exercise price, or a combination thereof. The Plan is also designed to accommodate a "cashless exercise" program.

     The Committee has the authority to determine the terms (including vesting and expiration) of the stock option grants. However, all unexercised options must fully vest in the event of a participant's death, disability or retirement. In the event of a termination of employment for any reason other than cause, all exercisable options must remain exercisable for a period of three months (one year in the event of death or disability) following such termination but in no event beyond the expiration date of such options (unless otherwise determined by the Committee). In the event of a termination for "cause" all options must terminate immediately (unless otherwise determined by the Committee).

         All members of the Board who are not employees of the Company, Saunders, Karp & Megrue, or their affiliates and who qualify as both "non-employee directors" under Rule 16b-3 and "outside directors" under Section 162(m) of the Internal Revenue Code ("Outside Directors") will receive options under the Plan in accordance with the following formula: Each Outside Director will be granted a non-statutory option for 11,250 shares of Common Stock upon such director's initial election and an option for an additional 6,000 shares of Common Stock at each annual meeting of shareholders thereafter; provided that any person elected as Outside Director between annual meetings will be granted an option for a prorated portion of 6,000 shares. The options granted to Outside Directors will be immediately exercisable in full at a price equal to the fair market value of the Common Stock on the date of grant. The options will expire ten years after the date of grant or one year after the Outside Director is no longer a director of the Company, whichever is earlier.

     In the event of a change in control of the Company, the Committee has discretion to accelerate the exercisability of any unexercisable options and to cash-out any and all outstanding options, subject in either case to limitations imposed by the Internal Revenue Code. This discretion does not apply to options held by Outside Directors. In the event of certain corporate transactions or events affecting the Common Stock or the structure of the Company, the Committee may make certain adjustments set forth in the Plan.

     The Board may amend, alter or terminate the Plan at any time. However, shareholder approval must generally be obtained for any change that would require such approval under any regulatory or tax requirement that the Board deems desirable to comply with. However, no rights under an outstanding option may be impaired by such action without the consent of the holder thereof.

     No option may be transferred except by death or a qualified domestic relations order. No more than 2,400,000 shares of Common Stock may be granted as options under the Plan. If shares subject to an award under the Plan are forfeited or lapse, such shares will be available for future awards under the Plan. Also, shares tendered to the Company as consideration for the exercise price or the related withholding obligation will increase the number of shares available for awards under the Plan, to the extent permitted under Rule 16b-3. No options may be granted after the tenth anniversary of the effective date of the Plan.

United States Federal Income Tax Consequences

     The following discussion summarizes the Federal income tax consequences of the Plan based on current provisions of the Internal Revenue Code. The summary does not cover any state or local tax consequences of participation in the Plan.

     When an optionee exercises a nonstatutory option, the difference between the option price and any higher fair market value of the shares on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the employer.

     When an optionee exercises an ISO while employed by the Company (or a subsidiary) or within three months (one year for disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the shares acquired over the option price will be an adjustment to taxable income for purposes of the Federal alternative minimum tax. If the shares acquired upon exercise are not disposed of prior to the expiration of one year after the date of transfer and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option price of such shares will be long-term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. If the shares are disposed of prior to the expiration of such periods, the excess of the fair market value of such shares at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if such had been realized, would have been recognized) will be ordinary income at the time of such disqualifying disposition and the employer will be entitled to a Federal tax deduction in a like amount. If an ISO is exercised by the optionee more than three months (one year for disability) after termination of employment, the tax consequences are the same as described for the nonstatutory stock options.

     Special rules may apply to a participant who is subject to Section 16(b) of the 1934 Act (generally directors, executive officers and 10% stockholders). Additional special rules apply if the exercise price for an option is paid for in shares previously owned by the optionee rather than in cash. The deductions described above may be subject to the limitations of Section 162(m) of the Internal Revenue Code. The Company does not currently expect to be subject to such limitations.

New Plan Benefits:

     The options that will be recevied by the executive officers, directors and other officers and employees under the amended Plan are outlined below.


     POSITION                     # OF SHARES ISSUABLE ON EXERCISE
Executive Officers and
     Non-outside Directors        (1)

Outside                           Directors 11,250 shares each upon
                                  initial election;
                                  6,000 shares each per full year served.

Other Officers/Employees          (1)

-------
* (1) No determination has been made at this time as to the employees, consultants and independent contractors who may be selected to receive any additional awards made possible by the Plan Amendment. It is expected that such determination will be based on an eligible individual's contribution to the economic objectives of the Company.

Vote Required

     Adoption of the Plan Amendment will require that the number of votes cast in favor of approving the Plan Amendment at the annual meeting exceeds the number of votes cast against approving the Plan Amendment.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PLAN AMENDMENT.


                                IV. OTHER MATTERS

Independent Public Accountants

     KPMG Peat Marwick, LLP has audited the accounts of the Company and its subsidiaries since 1986 and will continue in that capacity during 1997. A representative of KPMG Peat Marwick LLP will be present at the 1997 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional Information Regarding Solicitations

     The cost of the solicitation of proxies will be borne by the Company. Proxies may be solicited by officers, directors and regular employees of the Company, or its affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc.

Shareholder Nominations for Election of Directors

     The Bylaws of the Company provide that any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary of the date of the Company's proxy statement in connection with the last annual meeting of stockholders, or if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, not less than 90 days before the date of the applicable annual meeting.

     Each such shareholder's notice to the Secretary of his or her intent to nominate must set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a shareholder of record of the Company's capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of the Company's capital stock beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder. For each person nominated, each such shareholder's notice to the Secretary must also set forth:
(i) the name, age, business address and, if known, residence address, of such person, (ii) his or her principal occupation or employment, (iii) the class and number of shares of the Company's capital stock beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Shareholder Proposals

     Shareholder proposals for the Annual Meeting of Shareholders to be held in 1998 will not be included in the Company's Proxy Statement for that meeting unless received by the Company at its executive office in Norfolk, Virginia, on or prior to December 31, 1997. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.


                                    By order of the Board of Directors,




                                    H. Ray Compton
                     Executive Vice President and Secretary

Norfolk, Virginia
April 25, 1997

     The Company's 1996 Annual Report to Shareholders is mailed herewith to shareholders of the Company. The Annual Report includes a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K ("Form 10-K") and includes audited financial statements for the year ended December 31, 1996, reported on by KPMG Peat Marwick LLP.

     The Dollar Tree Stores, Inc. Stock Incentive Plan, filed as Exhibiti 10.15 to the Company's 1996 Form 10-K, is herein incorporated by reference. A copy of the Plan, and/or a copy of Dollar Tree Stores, Inc. 1996 Form 10-K will be supplied without charge upon request. Requests for such annual reports, interim reports, or other information should be directed to:

                              Shareholder Services
                            Dollar Tree Stores, Inc.
                                  P.O. Box 2500
                          Norfolk, Virginia 23501-2500
                                 (757) 857-4600

-------------------------------------------------------------------------------

                                  Amendment to
                            Dollar Tree Stores, Inc.
                              Stock Incentive Plan


The text of the Plan Amendment is as follows:

    Sections 2.13 and 3.1 will be amended by replacing "disinterested person(s)" with "nonemployee director(s)."

     The first sentence of Section 4.1 shall be amended and restated as follows:

     Subject to adjustment as provided in Section 4.3 below, the maximum number of shares of Common Stock that shall be authorized and reserved for issuance under the Plan shall be 2,400,000 shares of Common Stock (900,000 of such shares having been authorized and reserved when the Plan was originally adopted).

   Section 12.3 shall be amended by replacing "Rule 16B-3(c)(i)" with "Rule 16b-3(d)(3)."

     The first section of Article 13 shall be amended by placing a period after "NASD" and deleting the remainder of the sentence.

DOLLAR TREE STORES, INC.                                                   1997
                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

To assist us in planning, please indicate in the appropriate block on your proxy whether you plan to attend the Annual Meeting of Shareholders. We look forward to seeing you there.

                                   HIGHLIGHTS


** The acquisition of Dollar Bills, Inc., in January 1996 added 136 stores, three new states and a 250,000 square foot distribution center to Dollar Tree's operations.


** In addition to the 136 Dollar Bills stores, during 1996, the Company opened 104 stores, ending with 737 stores in 26 states. Sales increased almost $193 million (64.2%) to $493.0 million, while earnings per share increased to $1.19. Comparative store net sales were an impressive 6.2% for the year.

** In June, 1996, the Company completed an offering of 3,250,000 shares of Common Stock; of these shares, 750,000 were sold by the Company. The net proceeds were used to extinguish the Company's subordinated notes and reduce acquisition debt incurred in the purchase of Dollar Bills.

** In early 1997, the Company purchased almost 50 acres of land in Chesapeake, Virginia. The Company will replace its current Norfolk facility with a new headquarters and distribution center complex to be built on this land in 1997. The Chesapeake distribution center will be 400,000 square feet in size, increasing our ability to service stores to approximately 1,600. The distribution center will include advanced materials handling technologies and is expected to be operational in early 1998.


                            DOLLAR TREE STORES, INC.
                              2555 ELLSMERE AVENUE
                             NORFOLK, VIRGINIA 23513

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR ANNUAL MEETING, JUNE 4, 1997

The undersigned hereby appoints J. Douglas Perry, Macon F. Brock, Jr., and H. Ray Compton, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE STORES, INC. to be held at the Norfolk Marriott, Norfolk, Virginia on Wednesday, June 4, 1997 at 10:00 a.m., local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of the directors listed in proposal 1 and 2.

1.   Election of Directors.
     Nominees:             Class II - J. Douglas Perry, Thomas A. Saunders, III,
                                         and Frank Doczi

[ ] FOR  [ ] WITHHELD  [ ] FOR, except withheld from the following nominees:

                          ------------------------------------------------------

2. Amendment to the Stock Incentive Plan to increase the shares issuable under the Plan from 900,000 to 2,400,000 shares.

     [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

3.   If you will be attending the Annual Meeting, please mark [ ] YES

                                          CHANGE OF ADDRESS:
NAME OF SHAREHOLDER                       ______________________________________
STREET ADDRESS                            ______________________________________
CITY, STATE AND ZIP CODE                  ______________________________________

Signature(s): __________________________________________________ Date: _______
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.